Exhibit 10.1

SETTLEMENT AGREEMENT

IT IS HEREBY STIPULATED by and between Plaintiff and Cross-Defendant MATERIAL TECHNOLOGIES, INC., a Delaware Corporation ("Matech"), and Defendant and Cross-Complainant STEPHEN FORREST BECK ("Beck"), an individual, and Cross-Defendant ROBERT M. BERNSTEIN ("Bernstein"), an individual, that Matech's Complaint and Beck's with reference to the following facts:

On December 27, 2006, the parties signed a settlement agreement which was the subject of this action;

This case involves a dispute over the terms and obligations of the parties under such agreement;

On September 21, 2007, Plaintiff filed the above-captioned complaint in this Court, commencing Case No. BC 377371;

On March 6, 2008, Beck filed a Cross-Complaint against Matech and Robert M. Bernstein;

In order to avoid significant legal expense, time, and judicial resources required to resolve the legal issues in this case, the parties hereby agree to compromise and settle their dispute under the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED AS FOLLOWS:

A.   In consideration of Beck's agreements herein, except as such rights or claims as may be created by this Stipulation, Matech and Bernstein hereby release and forever discharge Beck, including his agents, servants, employees, representatives, assigns, heirs, successors-in-interest, predecessors-in-interest, attorneys, and insurers from any and all claims, demands, causes of action, obligations, damages, and liabilities, if any, between the parties hereto, whether heretofore or hereafter arising out of, connected with, or incidental to those claims, demands, and causes of actions in the above-captioned case or any other claim of any type of nature.

B.   In consideration of Matech's and Robert M. Bernstein's agreements herein, except as such rights or claims as may be created by this Stipulation, Beck hereby releases and forever discharges Matech and Robert M. Bernstein, including their agents, servants, employees, representatives, assigns, heirs, successors-in-interest, predecessors-in-interest, attorneys, and insurers from any and all claims, demands, causes of action, obligations, damages, and liabilities, if any, between the parties hereto, whether heretofore or hereafter arising out of, connected with, or incidental to those claims, demands, and causes of actions in the above-captioned case or any other claim of any type of nature.

C.   In further consideration, Matech, Beck and Bernstein each hereby agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed, and they hereby waive any and all rights and benefits which they may now have, or in the future may have, conferred upon them by virtue of law or equity, including but not limited to the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

D.   In consideration of Beck's, Matech's and Robert M. Bernstein's agreements recited herein, the parties agree to terms set forth below.

1.   Number of Shares:   Beck shall be issued by Matech, and will own outright, 2.67% Matech shares outstanding as of the date of this Agreement and such shares shall be freely tradable shares ("Freely Tradeable Shares"). For example, the number of shares outstanding as stated in Matech's S-1 as of Nov 13, 2008 was 27,459,213. Based on this number Beck would be issued 733,161 shares. The parties agree that the 2.67% represents shares previously earned by Beck. Matech's transfer agent will accept an opinion letter promptly issued by Shaub & Williams that those shares may be issued as freely tradable, and Matech will not object to same.

a)   If Beck receives $1.75 million or more from the sale of all of 1.78% of Matech shares outstanding as of the date of the signing of this Agreement (Section D.1 herein), including the percentage of capital raised (Section D.5 herein) and cash received (Section D.6 herein), then upon receipt of said $1.75 million, any Anti-Dilution shares issued to Beck hereunder may be exchanged by Beck on a one for one basis for any remaining unsold Freely Tradable Shares of Beck (the difference between, for example,

733,161 and 488,774) in order to maximize the number of Beck's shares which would be freely tradeable.

b)   If Beck does not receive at least $1.75 million from the sale of all of 1.78% of Matech shares outstanding as of the date of the signing of this Agreement (Section D.1 herein), including the percentage of capital raised (Section D.5 herein) and cash received (Section D.6 herein), then Beck has the right to sell the remaining of Beck's Freely Tradable Shares until he has received a total of $1.75 million from the sale of shares in Matech (Section D.1 herein), including the percentage of capital raised (Section D.5 herein) and cash received (Section D.6 herein). Upon receipt of said $1.75 million, any Anti-Dilution shares issued to Beck hereunder may be exchanged by Beck on a one for one basis for any remaining unsold Freely Tradable Shares of Beck (the difference between, for example, 733,161 and 488,774) in order to maximize the number of Beck's shares which would be freely tradeable.

c)   If Beck does not receive $1.75 million after the sale of all of his Freely Tradable Shares, then Beck shall receive shares daily from the 5 million shares to be held in escrow until he has received $1.75 million from the sale of shares in Matech (Section D.1 herein), including the percentage of capital raised (Section D.5 herein) and cash received (Section D.6 herein).

d)   There is no cap on the proceeds that Beck can receive from the sale of 1.78% shares of Matech's outstanding shares as of the date of the signing of this Agreement or from the sale of any Anti-Dilution shares due to Beck. These shares are owned outright by Beck and Beck is permitted to sell all of such shares.

2.   Limit on Sale of Shares:   Notwithstanding the above, the following limit on Beck's trading of Matech shares will apply.

a.   No trading of shares by Beck will take place until the first to occur of two conditions as follows: the date of June 3, 2009, or Matech has raised $7.5 million dollars as described in Section D.5 herein ("Conditions to Trade"). However, if Matech's stock trades at a volume of at least 250,000 shares in a given week, then at the end of such week, and each subsequent week meeting the 250,000 threshold until one of the Conditions to Trade occur, Matech shall release directly to Beck from his Freely Tradable Shares, 8% of Matech trading volume for that week to trade the following week at rate per day determined by dividing the number of trading days during the trading week by the number shares to be traded;

b.   After one of the Conditions to Trade occur, Beck will be permitted to sell up to 8% of the prior day's volume of Matech shares, or 8% of the present day's volume as of 10 am Pacific time, whichever is greater.

c.   Unsold shares may be carried over to future days, subject to the 8% trading volume limit.

d.   At the end of each month, if there are any unsold shares, then the number of unsold shares shall be totaled and divided by 20. The trading limit for the following month will be adjusted to 8% of the prior day's volume or the current day's volume as of 10 am, whichever is greater, plus 1/20 of the number of unsold shares in the prior month.

3.   Anti-Dilution:   1.78% of outstanding Matech shares as of the date of signing of this Agreement described in Section D.1 above will not be subject to dilution until the date on which Beck has received $1.75 million in total proceeds from the sale of shares in Matech (Section D.1 herein), including the percentage of capital raised (Section D.5 herein) and cash received (Section D.6 herein), after which there will be no anti-dilution protection. Matech will issue to Beck 1.78% of all stock issued by Matech each month for any reason after the date of signing of this Agreement (except the issuance of shares to Beck pursuant to this Agreement) ("Anti-Dilution Shares") until the date on which Beck has received total proceeds of $1.75 million. Anti-dilution Shares will be issued to Beck within five days after the end of each month. The value of the Anti-Dilution Shares owned or due to be paid to Beck will be established at the end of the anti-dilution protection term using either the price of Matech shares on such date or the average price for Matech shares over the last twelve months, whichever is greater, and

Matech will continue to issue shares to Beck until that value is received. The Anti-Dilution Shares shall also be subject to the trading limitations of this Agreement (Section D.2 herein).

4.   Escrow:   The parties have selected RNC Genter as an escrow company. Beck and Matech hereby agree that the parties will make good faith efforts to enter into an Escrow Agreement providing for RNC Genter to carry out the terms of this Agreement; and the parties agreement to such Escrow Agreement will not be unreasonably withheld. In the event that no Escrow Agreement is entered into between the parties by the date on which Beck is first entitled to trade shares, on such date and each following month until the parties have entered into an Escrow Agreement, Matech will release directly to Beck 8% of the Matech shares traded in the previous month from his Freely Tradeable Shares, then from the remaining 5 million shares intended to be held in escrow, and then from the Anti-Dilution Shares. Beck agrees to abide by the above trading limitations in trading such shares. Matech's failure to timely deliver such shares shall constitute a material breach under Section D.7 herein entitled "Stipulated Judgment". At the end of each week, the daily trading volume will be reviewed and Matech shall release directly to Beck additional shares so that he has received the equivalent of 8% of the daily trading volume for each day of the given trading month.

The costs of the escrow will be borne by Matech up until $10,000. Any additional amounts after $10,000 will be borne equally by both parties.

Within 5 days of the execution of the Escrow Agreement, Matech will transfer 5,000,000 Matech shares issued in the name of Beck to the escrow, of which 2.67% of the Matech shares outstanding at the time of the signing the Agreement, minus any freely tradable shares already released to Beck after the signing of this Agreement, shall be freely tradable. Matech will maintain 5 million shares in escrow at all times until Beck has received proceeds equal to the value of his Anti-Dilution Shares as described in Section D.3 above.

If for any reason RNC Genter is unwilling or unable to enter into an agreement acceptable to the parties, than Beck shall select a different company to act as escrow agent, subject to the approval of Matech which shall not be unreasonably withheld.

5.   Percentage of Capital Raised:   Matech will pay Beck, within 10 days of receipt, 7.5% (net of any expenses incurred by Matech, including finders fees and other commissions) of any cash raised from the sale of Matech equity (i.e. common or preferred stock, exercise of warrants or options for common or preferred stock) by Matech until Beck has received $1.75 million in total proceeds from the sale of his shares in Matech (Section D.1 herein), plus the percentage of capital raised (Section D.5 herein), plus cash received (Section D.6 herein).

6.   Cash on Signing:   In addition to any other amounts received by Beck from the sale of his shares in Matech (Section D.1 herein) and the percentage of capital raised (Section D.5 herein), a cash payment of $100,000 is due upon the execution of this Agreement, but will be deferred approximately 180 days until August 1, 2009. However, such payment will be further deferred until such time as Matech has at least $750,000 cash on hand. This amount paid to Beck will apply to $1.75 million in total proceeds referred to in Sections D.1 and D.3 above.

7.   Stipulated Judgment:   In the event of any material breach of this Agreement by Matech with respect to the issuance of shares, monies to be paid, or the execution of any agreement pursuant to the terms of this Agreement, a stipulated judgment for (1) $1.75 million, minus any amount already received by Mr. Beck from the sale of his shares in Matech, including the percentage of capital raised and cash received, and (2) an order directing the issuance and release of any shares still due to Beck, including but not limited to any Anti-Dilution Shares, has been executed by Matech, a copy of which is attached hereto ("the Stipulated Judgment") and shall be held by Beck's attorneys. Such stipulated judgment may only be filed by Beck with the Los Angeles County Superior Court 10 business days after notice is received by Matech and Matech fails to cure said breach within that time period. Request for entry of judgment can be made with ex parte notice by 10 am the day prior to the hearing.

8.   Breach by Beck.   In the event of a breach of the trading limitations by Beck, Mr. Beck will be barred from trading for twice the total of time it would have taken to trade the amount improperly traded.

9.   Accounting:   Matech will provide within 5 days of the end of each month an accounting of capital raised by Matech, expenses related to capital raise, the number of shares issued by Matech in the preceding month, and Matech's cash balance; and, in turn, Beck will provide to Matech within 5 days of the end of each month an accounting of his Matech shares sold on a daily basis for the prior month including a copy of his broker's record of the sales.

10.   Dismissal:   The parties agree to dismissal with prejudice all claims in this action.  The Court shall retain jurisdiction under CCP 664.6 to enforce the terms of this Agreement.

E.   Miscellaneous Provisions

1.   Any notices hereunder shall be delivered by email and facsimile transmission with a conforming copy sent by Federal Express or United States mail at the address set forth below. Such notice shall be deemed delivered on the day that the e-mail and facsimile transmission is made, if made during normal business hours Pacific Standard Time (or the next business day if not sent during normal business hours PST).

To Matech:	Robert M. Bernstein, President
Material Technologies, Inc.
11661 San Vicente Blvd., Suite 707 Los Angeles, CA 90049
Fax: (310) 473-3177
Email: matech@att.net

With a Copy to:	Robert A. Brunette, Attorney
431 North Brand Blvd., Suite 300 Glendale, CA 91203
Fax: (818) 502-9178
Email: bumetlaw@aol.com

To Stephen F. Beck:	Stephen Forrest Beck
489 Pimiento Lane
Santa Barbara, CA 93109 Fax: (805) 969-1567
Email: sforestb@aol.com

With a Copy to:	David Shaub
Shaub & Williams LLP
12121 Wilshire Blvd. Ste. 205 Los Angeles, CA 90025
Fax: (310) 826-8042
Email: lawfirm@sw-law.com

2.   Any headers used are for descriptive purpose only and are not to be used in interpreting this Agreement.

3.   If litigation and/or any proceeding of any kind or nature (e.g. motion, petition, etc.) is instituted to interpret or enforce this Agreement, or any term hereof, and/or the final settlement agreement and/or the Escrow Agreement, or any term thereof, the party prevailing in that litigation or proceeding as determined by the Court or other tribunal hearing that litigation or proceeding, shall be entitled to recover from the non-prevailing party or parties in addition to any other relief granted, their reasonable attorneys' fees, costs and expenses incurred in connection with any and all such proceedings, including without limitation, expert witness fees incurred therein, the latter regardless of whether a California Code of Civil Procedure Section 998 offer or similar offer under applicable law is or has been made.

4.   The parties hereby agree that his is a fully integrated agreement and is the entire agreement by and among the parties and supersedes all prior and/or written agreements and discussions, if any. This Agreement may be modified or amended only in writing and signed by the party whose rights are thereby affected.

5.   The parties, and each of them, hereby acknowledge and represent that they have received independent legal advice from attorney of their own choosing with respect to the advisability of making the settlement provided for in this agreement, and with respect to the advisability of executing this Agreement, and that they have read this Agreement in its entirety and fully understand its contents. Further, the parties hereto acknowledge that this Agreement is executed by each of them without any duress or undue influence on the part or on behalf of any of them.

6.   The parties, and each of them, hereby represent and warrant that they have not previously assigned, reassigned or transferred, or purported to assign, reassign or transfer, any claim, demand, action, cause of action or other right released or discharged herein. The parties, and each of them, hereby agree to indemnify one another, and to hold the others harmless, of, from, and against any and all rights, claims, demands, damages, debts, liabilities, obligations, accounts, reckonings, costs (including, but not limited to, the payment of reasonable attorneys' fees, expert fees and costs), expenses liens, actions, or causes of action, related to or otherwise attributable to, any such actual or purported assignment, reassignment or transfer, whether or not litigation is commenced.

7.   The parties, and each of them, hereby represent and warrant that they will do all acts and execute and deliver all documents reasonably necessary to effect all provisions of this Agreement.

8.   The parties, and each of them, hereby represent and warrant that they have the right, power, legal capacity and authority to enter into and satisfy the terms of this Agreement, and that no further approval or consent of any person or entity is necessary to enter into and satisfy the terms of this Agreement. The parties further hereby represent and warrant that they are the true and correct parties to the causes of in the above captioned case and that there are no other affiliates, partnerships, corporations, joint ventures or other entitles that are subject to this lawsuit.

9.  The parties, and each of them, hereby represent and warrant that the undersigned individual representatives of each entity party are fully authorized to execute this Agreement and give the releases and other promises contained herein.

10.   This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective alter egos, dba's, corporations, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries and all others who may take any interest in the matter herein.

11.   This Agreement shall be construed without regard to its drafter, and shall be construed as though the parties, and each of them, participated equally in the drafting of this Agreement.

12.   The provisions of this Agreement are divisible. If any provision of this

Agreement shall be deemed invalid or unenforceable, that finding shall not affect the applicability, validity and/or enforceability of any other provision of this Agreement. Rather, if possible, such invalid or unenforceable provision shall be amended to the extent necessary to render it valid and enforceable.

13.   This Agreement may be signed in counterparts and e-mail copies shall be the equivalent of originals.

DATED: February 12, 2009	MATERIAL TECHNOLOGIES, INC.

	By:	/s/ Robert M. Bernstein
Robert M. Bernstein, CEO

DATED: February 12, 2009		/s/ Robert M. Bernstein
	By:	Robert M. Bernstein, an individual

DATED: February 12, 2009		/s/ Stephen Forrest Beck
	By:	Stephen Forrest Beck

IT IS SO ORDERED.

DATED:
Judge, Superior Court